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                                                                    EXHIBIT 11.2

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                                   SIX MONTHS ENDED JUNE 30, 2000
                                                       ------------------------------------------------------
                                                           NUMBER             PERCENT            EQUIVALENT
                                                         OF SHARES          OUTSTANDING            SHARES
                                                       --------------      --------------      --------------
COMMON STOCK
   From Founders' Stock                                     2,300,000              100.00%          2,300,000
   Stock Options Exercised                                  2,446,387               88.44%          2,163,577
   Preferred Stock Converted to Common Stock               15,310,943              100.00%         15,310,943
   1994 Common Stock Offerings                             11,242,857              100.00%         11,242,857
   1995 Common Stock Offerings                              4,323,874              100.00%          4,323,874
   1996 Common Stock Offering                               6,000,000              100.00%          6,000,000
   1999 Treasury Stock Transaction                             (6,588)             100.00%             (6,588)
   March 2000 Debt Swap                                     3,789,715               62.09%          2,352,955
   Canadian Transaction                                       714,286               82.97%            592,622
   Employee Stock Purchase Plan Shares Issued                 157,605               92.51%            145,802
   Warrants Exercised                                         132,539               98.50%            130,546
                                                       --------------                          --------------
                                                           46,411,618                              44,556,588

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                44,556,588

NET LOSS                                                                                       $  (45,383,000)

NET LOSS PER SHARE                                                                             $        (1.02)
                                                                                               ==============
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